Exhibits 5.1 and 23.2

Osler, Hoskin & Harcourt LLP 1055 West Hastings Street Suite 1700, The Guiness Tower Vancouver, British Columbia V6E 2E9 778.785.3000 MAIN 778.785.2745 FACSIMILE

Montréal

Toronto

March 2, 2018

Calgary

Ottawa Vancouver	Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Blvd. West Laval, Québec
H7L 4A8
New York

Dear Sirs/Mesdames:

Re:	Valeant Pharmaceuticals International, Inc.

Registration Statement on Form S-3

We have acted as Canadian counsel to Valeant Pharmaceuticals International, Inc. (the “Corporation”), a corporation governed by the Business Corporations Act (British Columbia) (the “BCA”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the prospectus included therein. Pursuant to the Registration Statement, the Corporation shall register from time to time in one or more offerings, (i) common shares of the Corporation (the “Common Shares”), (ii) preferred shares of the Corporation (the “Preferred Shares”), and (iii) Common Shares upon conversion of debt securities or Common Shares upon exercise of warrants (collectively, the “Conversion Shares”), in amounts, at prices and on terms that will be provided in one or more prospectus supplements to the Registration Statement (the “Supplements”).

We have examined the Registration Statement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and the veracity of the information contained therein. We have also assumed that the appropriate and necessary corporate actions will be taken by the Corporation to authorize the form, terms, execution and delivery of the Supplements.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Shares will be validly issued, fully paid and non-assessable at such time as: (a) the terms of the issuance and sale of the Shares have been duly authorized by appropriate and necessary action of the Corporation, (b) the Shares have been issued and sold against payment of the purchase price therefor as contemplated by the Registration Statement and the applicable Supplements relating thereto;

(ii)	the Conversion Shares will be validly issued, fully paid and non-assessable at such time as: (a) the terms of the issuance and sale of the Conversion Shares have been duly authorized by appropriate and necessary action of the Corporation, (b) the Conversion Shares have been issued and sold as contemplated by the Registration Statement and the applicable Supplements relating thereto, and (c) as and when such Conversion Shares are issued and delivered by the Corporation, such Conversion Shares are issued and delivered upon valid exercise or exchange of the debt securities or the warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration; and

(iii)	the Preferred Shares will be validly issued, fully paid and non-assessable at such time as: (a) the Corporation will have amended its notice of articles and articles included thereto (together, the “Constating Documents”) in the manner required under the BCA to authorize the creation and issuance of the Preferred Shares, (b) the terms of the issuance and sale of the Preferred Shares have been duly authorized by appropriate and necessary action of the Corporation in conformity with the Corporation’s Constating Documents and the BCA, and (c) the Preferred Shares have been issued and sold against the purchase price therefor as contemplated by the Registration Statement and the applicable Supplements relating thereto.

We hereby consent to the reference to us under the heading “Validity of Securities” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP